Exhibit 10.1

Confidential

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

Key Executive Incentive Plan

EFFECTIVE DATE: AS OF SEPTEMBER 1, 2022

I. Introduction and defined terms

A. The American Virtual Cloud Technologies, Inc. Key Executive Incentive Plan (the “KEIP”) is a performance-based incentive program, the purpose of which is to motivate certain senior executives of American Virtual Cloud Technologies, Inc. (the “Company”) to make extraordinary efforts to achieve certain short-term strategic goals, while continuing to drive the Company’s day to day operations in support of the going concern value of the Company: (1) developing and implementing a comprehensive restructuring plan in order to enhance operating profitability; and (2) preparing for, supporting, and consummating (i) one (1) or more sales of the Company’s business units (each a “Business Unit Sale”), (ii) a sale of the Company’s assets as a going-concern (“Going Concern Sale”), (iii) a transaction or series of transaction, whether in the form of an acquisition, merger or otherwise, in which the parties controlling more than fifty (50%) of the voting securities entitled to elect the Board of Directors of the Company immediately prior to such transaction or series of transactions cease to control more than fifty (50% of the voting securities entitled to elect the Board of Directors of the Company immediately after such transaction or series of transactions (a “Change of Control Transaction” and together with “Business Unit Sale” and a “Going Concern Sale”, a “Sale Transaction”) or other strategic alternatives for enhanced recoveries to stakeholders.

B. Defined Terms.

1. “Board” means the Board of Directors of the Company.

2. “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

3. “Realizable Value” means the sum of (i) the aggregate gross consideration received by the Company in connection with any and all Sale Transactions occurring on or after September 1, 2022, including, without limitation, cash proceeds, equity received by the Company, consideration financed by a seller promissory note, liabilities assumed by any purchaser or other items of value comprising the consideration paid or assumed by any purchaser in a Sale Transaction, plus (ii) the aggregate value of any remaining assets of the Company not subject to a Sale Transaction. The gross consideration received by the Company in connection with a Sale Transaction is intended to measure the full benefit to the Company or its estate of any Business Unit Sale, Going Concern Sale, Change of Control Transaction or other strategic transaction, and shall be calculated to include all cash consideration (including the full value of any amounts held back at closing of any such Business Unit Sale, Going Concern Sale, Change of Control Transaction or other strategic transaction, which amounts shall be included as if all such amounts had been paid in full in cash at the closing) and non-cash consideration (including by treating assumed liabilities as if they had been paid in cash, in full at the closing). Realizable Value shall be determined by the Board.

II. Participation and Awards

A. The employees of the Company receiving an individual award letter (the “Award Letter”) advising such employee of his or her eligibility to participate in this KEIP (each such employee receiving an Award Letter being individually a “Participant” and collectively, the “Participants”) shall be entitled to participate in this KEIP and shall have the opportunity to earn payments (the “KEIP Payments”) by recovering value for the benefit of the Company’s stakeholders, as described below.

B. In order to be eligible for the KEIP Payments, the Participant must, at all times during the Participant’s employment with the Company: (1) faithfully and diligently perform his or her duties and responsibilities commensurate with his or her position to the Company’s satisfaction, (2) faithfully and diligently perform such other duties and responsibilities as may be required by the Company from time to time to the Company’s satisfaction, (3) abide by all Company policies and procedures, and (4) maintain confidentiality and professionalism at all times.

III. Payment Terms

A. KEIP Payments shall vest, be deemed earned and payable to the Participants from the KEIP Pool (as defined herein) as set forth in this Section III.

B. The amount of the funds available to make KEIP Payments (the “KEIP Pool”) shall be based on the Realizable Value of the Company after all Sale Transactions have been consummated, as set forth in the chart below. To the extent vested in the KEIP Payments in accordance with the terms of this KEIP, the Participants shall be entitled to receive as a KEIP Payment an amount equal to their pro rata share, as set forth in such Participant’s Award Letter (a Participant’s “Pro Rata Share”), of the KEIP Pool, subject in all respects to the terms of this KEIP and provided that the Participant has not forfeited any KEIP Payments to which he or she may be entitled pursuant to the terms of this KEIP.

Realizable Value	KEIP Pool
An amount up to and including $35,000,000	3.5% of the Realizable Value
An amount in excess of $35,000,000 but equal to or less than $40,000,000	4.0% of the Realizable Value
An amount in excess of $40,000,000	4.5% of the Realizable Value

C. A Participant’s entitlement to a KEIP Payment shall incrementally vest as certain benchmarks (each a “Benchmark”) are achieved, as follows:

Benchmark	Vesting Percentage
(1) Implementation of cost structure improvement initiatives and functional business segmentation for feasible positioning and pursuit of strategic alternatives for one (1) or more Business Unit Sales, a Going Concern Sale or a Change of Control Transaction, resulting in the execution of a term sheet(s) with respect to any such Sale Transaction.	20%

(2) Execution of definitive agreements by the Company and a third party with respect to one (1) or more Business Unit Sales, a Going Concern Sale or a Change of Control Transaction.	30%

(3) Consummation of one (1) or more Business Unit Sales, a Going Concern Sale or a Change of Control Transaction (the “Closing Benchmark”).	50%

Incremental vesting of a KEIP Payment with respect to any Participant is conditioned upon such Participant being employed by the Company on the date the applicable Benchmark is achieved and, with respect to the Closing Benchmark, the completion by the Participant of all of the Participant’s responsibilities as an executive of the Company with respect to the transition of the business or assets of the Company to the purchaser(s) party to such Sale Transaction(s).

D. While a Participant’s entitlement to a Pro Rata Share of a KEIP Payment incrementally vests as set forth above upon achievement of one (1) or more Benchmarks leading to a Sale Transaction, a KEIP Payment is not earned, and the Company shall have no obligation to pay all or any portion of a KEIP Payment, unless and until all Sale Transaction(s) are consummated.

E. In the event a Participant voluntarily terminates his or her employment with the Company prior to the achievement of the Closing Benchmark, he or she shall forfeit any portion of the KEIP Payment that vested with respect to such Participant prior to the date of such Participant’s voluntary termination. In the event a Participant is involuntarily terminated by the Company prior to the achievement of the Closing Benchmark, the Participant shall remain vested in any portion of the KEIP Payment that vested prior to the date of such Participant’s involuntary termination of employment, and the Participant shall remain entitled to receive as a KEIP Payment, subject to the satisfaction of the other terms and conditions of this KEIP, an amount equal to the product of (i) the KEIP Pool, multiplied by (ii) the Participant’s Pro Rata Share, multiplied by (iii) the applicable vesting percentage. In the event a Participant forfeits his or her entitlement to a KEIP Payment, the portion of the KEIP Payment that would have otherwise been payable to such Participant if not forfeited shall be allocated among the remaining Participants pro rata in accordance with their Pro Rata Shares.

F. KEIP Payments will be paid in cash in a lump sum, subject to applicable withholding and subject to any compensation recovery or “clawback” policy the Company may have in effect at the time of payment. Any KEIP Payments shall be paid out of the cash proceeds of the Sale Transaction(s). KEIP Payments shall be paid within the greater than of (i) thirty (30) days of the consummation of the final Sale Transaction and any requisite authorization(s) for distribution of the KEIP Pool.

IV. Administration

A. The Board shall have exclusive authority to interpret, operate, manage and administer the KEIP in accordance with its terms and conditions. The Board shall have full discretionary authority in all matters related to the discharge of their respective responsibilities and the exercise of their respective authority under the KEIP. All determinations, decisions, actions and interpretations made or taken by the Board with respect to the KEIP shall be final, conclusive and binding on all Participants and all other persons having or claiming to have any right or interest in or under the KEIP. The Board may consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any director, officer or employee of the Company or an affiliate and such attorneys, consultants and accountants as the Board may select. A Participant may contest a decision or action by the Board with respect to such Participant only on the grounds that such decision or action was arbitrary, capricious, or unlawful, and any review of such decision or action shall be limited to determining whether the Board’s decision or action was arbitrary, capricious, or unlawful.

V. Miscellaneous Provisions

A. No person otherwise eligible to receive any payment under the KEIP shall have any rights to pledge, assign, transfer, sell, or otherwise dispose of all or any portion of such payments, either directly or by operation of law, including, without limitation, by execution, levy, garnishment, attachment, pledge, or bankruptcy. If a Participant is not living at the time any payments are otherwise payable to him or her in accordance with the KEIP, such payments shall be paid as designated by the Participant by will or by the laws of descent and distribution.

B. The Company shall deduct all required withholding for tax purposes from all payments made pursuant to the KEIP.

C. The administrative expense of the KEIP will be borne by the Company.

D. Amounts payable under the KEIP shall not be considered wages, salaries, or compensation under any employee benefit plan, except pursuant to the written terms of this KEIP.

E. An individual shall be considered to be in the employment of the Company as long as he or she remains an officer and/or an employee of either the Company or any subsidiary. Nothing in the adoption of this KEIP nor the making of KEIP Payments hereunder shall confer on any individual the right to continued employment by the Company or a subsidiary or affect in any way the right of the Company or such subsidiary to terminate his or her employment at any time.

F. This KEIP is intended to comply with, or satisfy an applicable exemption from, Section 409A of the Code and this KEIP shall be administered and interpreted in accordance with such intention.

G. This KEIP shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of this KEIP, and no individual shall have any security interest, ownership interest, or other interest in any assets of the Company in connection with the KEIP. Neither the establishment of this KEIP nor any obligation of the Company to make payments under this KEIP shall be deemed to create a trust or a principal-agent relationship. This KEIP does not constitute a term or condition of employment and no Participant shall have any right to receive payments hereunder, except to the extent all conditions relating to the receipt of such payments have been satisfied.

H. If a Participant becomes entitled to any payments under this KEIP, and if at such time such Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company (whether or not such liability is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, or equitable), then the Company may offset such amount against the amount otherwise distributable to such Participant to the extent permitted by applicable law.

I. This KEIP is made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws, except as superseded by applicable federal law.

VI. Release

A. All payments under this KEIP shall be contingent upon, and no payment under this KEIP shall be made to a Participant (or if deceased, the representative of such KEIP Participant’s estate) unless and until the Participant (or his or her representative) has duly executed a full release of known and unknown claims that such KEIP Participant may have against the Company in a form determined appropriate by the Company. Such release will include, but not be limited to, (i) any claim against the Company with respect to such Participant’s employment with the Company (other than accrued and unpaid salary, benefits, expense reimbursement, vacation and any indemnification or any rights to and under insurance) and (ii) if applicable, any claim, right, or interest to any previously unpaid amounts earned or accrued with respect to any previous plans, agreements, or policies related to retention, severance, bonuses (but not including payments that are made in the ordinary course for referral of new employees which is sometimes called a referral bonus), or incentives.

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